EXHIBIT 5(i) AND 23(ii)
                                                        -----------------------

                                (ON LETTERHEAD)

                        CONSENT AND OPINION OF COUNSEL
                        ------------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         	Re:	Urecoats Industries Inc. (the "Company")
                  Form S-8 Registration Statement
Gentlemen:

The undersigned is required to render an opinion concerning the filing of a Form S-8 Registration Statement registering 5,000,000 shares pursuant to the Company's 2000 Stock Purchase and Option Plan (the "2000 Plan"). In this connection the undersigned has, among other things, reviewed the 2000 Plan, the Form S-8 Registration Statement, Prospectus, Form of Option, Restated Certificate of Incorporation, Minutes and By-laws, and where applicable, amendments thereto, of the Company, corporate records and other filings with the Securities and Exchange Commission, consulted with the principals of the Company and engaged in such other research and review as deemed applicable and pertinent hereto.

Based upon the results of such inquiry and knowledge and information gleaned from the various documentation, the undersigned is of the Opinion that the 5,000,000 shares which are the subject of this registration statement, have been properly and duly reserved for issuance pursuant to the Company's 2000 Plan and such shares, issuable upon exercise of options granted pursuant to the 2000 Plan by the Company's Board of Directors, as Administrator, when issued upon receipt of payment therefor, will be validly issued, fully paid and non-assessable.

The undersigned hereby consents to the use of its name and all references to this Firm in the Form S-8 Registration Statement covering shares reserved under the 2000 Plan.

Very truly yours,

/s/ Alfred V. Greco
---------------------
Alfred V. Greco, PLLC

November 30, 2000









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